UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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INFOCUS CORPORATION

(Name of Registrant as Specified In Its Charter)

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INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

April 4, 2008

Dear Shareholders:

Our Annual Meeting of Shareholders will be held on Wednesday, May 14, 2008, at 1:00 p.m., Pacific Daylight Time, at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070. You are cordially invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key members of our management and Board of Directors and to answer any questions you may have. The meeting will consist of a brief presentation followed by the business items listed on the attached Notice of Meeting.

The formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of our Annual Report to Shareholders describing our operations for the year ended December 31, 2007 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. We look forward to meeting you at the Annual Meeting.

Very truly yours,

INFOCUS CORPORATION

LISA K. PRENTICE
Senior Vice President Finance,
Chief Financial Officer and Secretary

INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 14, 2008

To the Shareholders of InFocus Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INFOCUS CORPORATION, an Oregon corporation, will be held at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070 on Wednesday, May 14, 2008, at 1:00 p.m., Pacific Daylight Time. The purposes of the Annual Meeting will be:

1.	To elect the Board of Directors to serve until the next Annual Meeting of Shareholders (Proposal No. 1);

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008 (Proposal No. 2); and

3.	To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2008, as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

All shareholders are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

LISA K. PRENTICE
Senior Vice President Finance,
Chief Financial Officer and Secretary

Wilsonville, Oregon

April 4, 2008

INFOCUS CORPORATION

27500 S.W. Parkway Avenue

Wilsonville, Oregon 97070

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 14, 2008

Solicitation and Revocation of Proxies

This Proxy Statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of InFocus Corporation, an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at InFocus’ executive offices located at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070 on Wednesday, May 14, 2008, at 1:00 p.m. Pacific Daylight Time and any adjournment thereof. The cost of solicitation of proxies by mail on behalf of our Board of Directors will be borne by us.

The two persons named as proxies on the enclosed proxy card, Robert G. O’Malley and Lisa K. Prentice, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for Directors proposed by the Board of Directors and FOR Proposal No. 2 to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008.

A proxy may be revoked by a shareholder prior to its exercise by written notice to Lisa K. Prentice, the Secretary of InFocus, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof.

These proxy materials and our 2007 Annual Report to Shareholders are being mailed on or about April 4, 2008 to record holders of our common stock on March 12, 2008. Our principal executive office is located at, and our mailing address is, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

Voting at the Meeting

The shares of common stock constitute the only class of securities entitled to notice of and to vote at the meeting. In accordance with our Bylaws, the stock transfer records were compiled on March 12, 2008, the record date set by the Board of Directors, for determining the shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 40,869,963 shares of common stock outstanding and entitled to vote.

Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. If a quorum is present at the Annual Meeting: (i) the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote shall be elected Directors; and (ii) Proposal No. 2 to ratify the appointment of KPMG LLP as independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on those matters. If your shares are not voted, they will not be counted in determining the number of votes cast. Shares represented by such “broker non-votes,” however, will be counted for determining whether there is a quorum.

With respect to the election of Directors, Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting and broker non-votes will have no effect thereon. Abstentions and broker non-votes will likewise have no effect on Proposal No. 2.

ELECTION OF DIRECTORS

(Proposal No. 1)

In accordance with our Bylaws, the Board of Directors shall consist of no less than three and no more than nine Directors, the specific number to be determined by resolution adopted by the Board of Directors. Effective on the date of the 2008 Annual Meeting of Shareholders, the Board of Directors has set the number of Directors at six, and six Directors are to be elected at the meeting.

Nominees for Director

Shares represented by proxies will be voted for the election to the Board of Directors of the persons named below unless authority to vote for a particular Director or Directors has been withheld in the proxy. All nominees have consented to serve as Directors for the ensuing year and all of these nominees are presently serving on our Board of Directors. The Board of Directors has determined that each of our Directors, except Robert G. O’Malley, qualifies as an “independent director” under NASDAQ Global Market corporate governance listing standards. There are no family relationships among our executive officers and Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a Director. In the event of the death or unavailability of any nominee, the proxy holders will have discretionary authority under the proxy to vote for a suitable substitute nominee as the Board of Directors may recommend. Proxies may not be voted for more than six nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION

OF EACH OF THE NOMINEES NAMED BELOW.

The Board of Directors has nominated the persons named in the following table to be elected as Directors:

Name	Age	Has Been a Director Since
John D. Abouchar	47	2007
Peter D. Behrendt	69	1995
Michael R. Hallman	62	1992
Robert B. Ladd	49	2007
Bernard T. Marren	72	2007
Robert G. O’Malley	62	2007

John D. (J.D.) Abouchar was named a Director on April 17, 2007. Mr. Abouchar is an independent consultant to GRT Capital Partners, LLC, focused on technology holdings, and a portfolio manager to GRT Technology L.P. hedge fund. Prior to joining GRT Capital Partners in 2006, Mr. Abouchar was a Senior Analyst for six years at Pacific Edge Investment Management, a hedge fund specializing in various electronics and technology industries based in Palo Alto, California. Prior to working at Pacific Edge Investment Management, Mr. Abouchar was employed as a Senior Equity Analyst for Preferred Capital Markets, Inc. from 1998 to 2000. In this role, Mr. Abouchar actively covered InFocus as an analyst for over two years. Mr. Abouchar holds a B.S. degree in Economics from Wharton School, University of Pennsylvania.

Peter D. Behrendt has been a Venture Partner with New Enterprise Associates (NEA) since 1999. In addition, Mr. Behrendt currently serves as Chairman of the Board of ProStor Systems, a Boulder, Colorado based company that specializes in removable disk storage for data back-up and archiving needs. From September 2000 until 2003, Mr. Behrendt was the Chairman of the Board of Troika Networks, a storage networking company. From 1987 until 1997, Mr. Behrendt was the Chairman and Chief Executive Officer of Exabyte Corp., a publicly traded company that was the world’s largest independent manufacturer focused exclusively on tape storage products, tape libraries and recording media. In addition, prior to working at Exabyte Corp., Mr. Behrendt spent 26 years in numerous executive positions at International Business Machines, Inc. (“IBM”), including worldwide responsibility for business and product planning for IBM’s tape and disk drives business and general management of IBM’s worldwide electronic typewriter business. Mr. Behrendt was an Adjunct Professor of Entrepreneurship at the University of Colorado at Boulder and holds a B.S. degree in Engineering from UCLA. Mr. Behrendt serves on the board of Western Digital Corporation and several private companies.

Robert B. Ladd was named a Director on June 6, 2007. Mr. Ladd has served as Managing Member of Laddcap Value Associates LLC, which serves as General Partner of Laddcap Value Partners LP, since late 2002. Prior to forming his private investment partnership, Mr. Ladd was a Managing Director at the investment management firm Neuberger Berman, from 1988 through 2002, where he served as a securities analyst and portfolio manager for various high net worth clients of the firm. In addition, Mr. Ladd serves as a member of the Board of Directors of Delcath Systems, Inc. (NASDAQ: DCTH), a development stage company developing a drug delivery system for the introduction of chemotherapy agents. Mr. Ladd is a Chartered Financial Analyst and has over 20 years of experience in the investment management field. He earned a B.S. degree in economics from the Wharton School, University of Pennsylvania and a M.B.A. from Northwestern University’s Kellogg School of Management.

Michael R. Hallman has served as President of The Hallman Group, a management consulting company focusing on marketing, sales, business development and strategic planning for the information systems industry, since October 1992. Mr. Hallman served as President and Chief Operating Officer of Microsoft Corporation, a developer and manufacturer of a wide range of software products for a multitude of computing devices from February 1990 until March 1992. From 1987 to 1990, he was Vice President of the Boeing Company, a major aerospace company, and President of Boeing Computer Services. From 1967 to 1987, Mr. Hallman worked for IBM in various sales and marketing executive positions, with his final position being Vice President of Field Operations. Mr. Hallman holds a B.B.A. and an M.B.A. from the University of Michigan. Mr. Hallman is a member of the Board of Directors of Intuit, Inc. (NASDAQ: INTU), a leading provider of business and financial management solutions for small and medium sized businesses.

Bernard T. Marren was named Director on April 17, 2007. Mr. Marren has served as the Chairman, Chief Executive Officer and President of OPTi Inc., an intellectual property licensing company based in Palo Alto, California, since 1998. In addition, Mr. Marren serves as a member of the Board of Directors of Microtune, Inc. (NASDAQ: TUNE), a fabless semiconductor manufacturing company based in Plano, Texas and Uni-Pixel, Inc. (OTC Bulletin Board: UNXL), a developer of flat panel color display technology, based in The Woodlands, Texas. Mr. Marren has over 40 years of experience in the technology industry and earned a B.S.E.E. degree from the Illinois Institute of Technology.

Robert G. O’Malley was named a Director on October 1, 2007, upon joining InFocus as its President and Chief Executive Officer. Prior to joining InFocus, Mr. O’Malley had served, since 2005, as Senior Vice President of marketing at Tech Data Corporation, a distributor of IT hardware, software and services. Mr. O’Malley served as a consultant and in short-term executive positions at various technology companies between 2003 and 2005 and was President, CEO and Chairman of Immersion Corporation, a developer of tactile, or haptic, technologies that engage the sense of touch in the digital world, between 2000 and 2003. In addition, prior to 2000, Mr. O’Malley held various senior executive positions at Intermec Technologies, Pinacor, MicroAge, and IBM. Mr. O’Malley earned a Master’s degree in Business Administration from Arizona State University in Tempe, and a Bachelor’s degree in aeronautical engineering from the University of Minnesota in Minneapolis.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to non-employee members of our Board of Directors related to their 2007 service:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Mr. Abouchar	$56,519	$162	$29,443	$—		$86,124
Mr. Behrendt	70,500	—	21,985	2,500	(2)	94,985
Mr. Berkoff(3)	42,923	—	28,357	—		71,280
Mr. Hallman	72,875	—	21,985	—		94,860
Mr. Jacobsen(4)	26,622	31,111	—	—		57,733
Mr. Ladd	42,923	—	28,357	—		71,280
Mr. Marren	51,769	—	28,597	—		80,366
Mr. McDougall(4)	36,247	—	—	—		36,247

(1)	Represents the dollar amount recognized as stock-based compensation expense in the financial statements for 2007 related to restricted stock and stock option awards in accordance with SFAS No. 123R.
(2)	Represents compensation paid to Mr. Behrendt in 2007 related to his service on the board of directors for our 50/50 joint venture, South Mountain Technologies (“SMT”), including attendance and participation in SMT board meetings.
(3)	Mr. Berkoff is a current Director not standing for re-election at this Annual Meeting.
(4)	Mr. Jacobsen and Mr. McDougall each retired from the Board of Directors following conclusion of their terms July 31, 2007.

Non-employee Directors are reimbursed for their expenses in attending meetings of our Board of Directors. In addition, non-employee Directors receive an annual retainer fee of $28,000 and a $2,500 fee for each Board meeting attended in person and a $500 fee for each telephonic Board meeting attended. Each chair or member of a Board committee receives an additional annual retainer as follows:

•	a $15,000 fee for Audit Committee chair and a $7,500 fee for Audit Committee member;

•	a $10,000 fee for Compensation Committee chair and a $5,000 fee for Compensation Committee member; and

•	a $10,000 fee for Nominating and Corporate Governance Committee chair and a $2,500 fee for Nominating and Corporate Governance Committee member.

Each non-employee Director is granted an option to purchase 30,000 shares of our common stock upon initial election to the Board and an option to purchase 25,000 shares of our common stock for each year of additional service as a Director. Committee chairs also receive an additional option to purchase 1,000 shares of our common stock. Pursuant to our Officer and Director Stock Ownership Program, non-employee Directors also receive restricted stock grants based on a ratio of one share for every two shares of our common stock purchased by them up to a maximum of 5,000 shares per year. We do not pay any additional remuneration to employees who also serve as Directors.

Equity incentive awards outstanding at December 31, 2007 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Mr. Abouchar	5,000	56,000
Mr. Behrendt	—	156,015
Mr. Berkoff	—	55,000
Mr. Hallman	—	159,133
Mr. Ladd	—	55,000
Mr. Marren	—	55,000

DIRECTOR INDEPENDENCE AND LEAD INDEPENDENT DIRECTOR

The Board of Directors has determined that each of the six nominees for Director, except for Mr. O’Malley, are an “independent director” under Nasdaq Global Market Marketplace Rule 4200(a)(15). The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) related to audit committee member independence.

In February 2004, the Board of Directors designated Mr. Hallman as the Lead Independent Director pursuant to the InFocus Corporate Governance Policies. The Lead Independent Director may periodically help schedule or conduct separate meetings of the independent Directors and perform such other duties as may be determined by the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held 37 meetings during the year ended December 31, 2007. During 2007, no Director, except Mr. Jacobsen (a former Director who retired from the Board of Directors at the conclusion of his term on July 31,2007), attended fewer than 75% of the meetings of the Board of Directors and any committees of which the Director was a member. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors does not currently have a policy with regard to attendance of board members at our Annual Meeting of Shareholders; however, we attempt to hold a regularly scheduled board meeting in conjunction with our Annual Meeting of Shareholders. All of our Directors who were standing for re-election were in attendance for the 2007 Annual Meeting of Shareholders.

The Audit Committee is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act and was composed of the following during 2007:

•	Mr. McDougall, Committee Chair until his retirement from the Board of Directors in July 2007;

•	Mr. Jacobsen until his retirement from the Board of Directors in July 2007;

•	Mr. Behrendt;

•	Mr. Hallman;

•

Mr. Abouchar (current Committee Chair), beginning as a member of the committee contemporaneously with his appointment to the Board of Directors on April 17, 2007, and as Committee Chair beginning June 29, 2007;

•	Mr. Marren beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Berkoff beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007; and

•	Mr. Ladd beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007.

The Audit Committee oversees our accounting, financial reporting and internal control processes and the independent audit of our financial statements. The Audit Committee reviews, with our independent registered public accounting firm and representatives of management, the scope and results of audits, the appropriateness of accounting principles used in financial reporting and the adequacy of financial and operating controls. The Audit Committee held eight meetings in 2007, including meetings to review the quarterly and annual financial statements and press releases with our management and independent registered public accountants prior to release. The Audit Committee Charter is available on our corporate website at www.infocus.com.

The Compensation Committee was composed of the following Directors during 2007:

•	Mr. Behrendt (Committee Chair);

•	Mr. Hallman;

•	Mr. Jacobsen, until his retirement from the Board of Directors in July 2007;

•	Mr. McDougall, until his retirement from the Board of Directors in July 2007;

•	Mr. Abouchar beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Marren beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Berkoff beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007; and

•	Mr. Ladd beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007.

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our executives, produces an annual report on executive compensation for inclusion in our annual proxy statement and acts as the plan administrator of our stock incentive plans. The Compensation Committee sets the annual compensation of the Chief Executive Officer and other executive officers. The Compensation Committee also reviews and approves the evaluation process and compensation structure under which compensation is paid or awarded to our executive officers. The Compensation Committee held seven meetings during 2007. The Compensation Committee Charter is available on our corporate website at www.infocus.com.

The Nominating and Corporate Governance Committee was composed of the following during 2007:

•	Mr. Hallman (Committee Chair);

•	Mr. Behrendt;

•	Mr. Jacobsen, until his retirement from the Board of Directors in July 2007;

•	Mr. McDougall, until his retirement from the Board of Directors in July 2007;

•	Mr. Abouchar beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Marren beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Berkoff beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007; and

•	Mr. Ladd beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and recommending nominees to the Board for election at the Annual Meeting of Shareholders. In addition, the Nominating and Corporate Governance Committee is responsible for the development and monitoring of processes to assess the effectiveness of the Board and developing a set of corporate governance guidelines. The Nominating and Corporate Governance Committee held two meetings during 2007. The Nominating and Corporate Governance Committee Charter is available on our corporate website at www.infocus.com.

NOMINATIONS TO OUR BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for recommending nominees for our Board of Directors.

As provided in our Corporate Governance Policies, the Nominating and Corporate Governance Committee will consider suggestions from shareholders concerning possible candidates for nomination to the Board of Directors. Such suggestions should be submitted to the Committee Chair of the Nominating and Corporate Governance Committee.

Nominees for election at the 2008 Annual Meeting of Shareholders are all current Directors and were originally recommended to our board by various sources, including our outside directors, major shareholders, advisors and other referral sources.

Qualifications of Directors

Qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge about issues faced by publicly traded companies, experience in positions demonstrating expertise and judgment, including on other corporate boards, personal and professional integrity, availability and demonstrated commitment. We seek a board that possesses the background, skills, expertise and commitment necessary to make a significant contribution to our company. The Nominating and Corporate Governance Committee will evaluate potential nominees by reviewing qualifications, considering references, conducting interviews and reviewing such other information as committee members may deem relevant. We have not employed consultants to help us identify or screen prospective directors in the past, but may do so in the future at the discretion of the Nominating and Corporate Governance Committee.

Director Nominations by Shareholders

Our bylaws provide that nominations for election to the Board of Directors may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of Directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to the Secretary of InFocus Corporation. Proposals by shareholders intended to be included in our Proxy Statement for our Annual Meeting must generally be received by us at our principal executive office no later than 120 days prior to the anniversary of the mailing of the prior years’ proxy materials. Further, to be considered timely, proposals by shareholders intended to be presented at our Annual Meeting must generally be received by us at our principal executive office no later than 60 calendar days and no earlier than 90 calendar days prior to the first anniversary of the preceding year’s annual meeting. However, if the date fixed for an Annual Meeting is changed by more than 30 calendar days from such anniversary, shareholder proposals must be received no later than the close of business on the 10th calendar day following the date public disclosure of the meeting date was made. As such, notice of a nomination related to the 2008 Annual Meeting must have been received by us no later than March 29, 2008.

To be effective, the notice must set forth all information required by Section 3.3 of our bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Exchange Act. In addition, certain information must be provided about the shareholder or shareholder group making a nomination, as detailed in Section 3.3 of our bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may send correspondence to our Board of Directors or to any individual Director at: InFocus Corporation, 27500 SW Parkway Avenue, Wilsonville, Oregon 97070.

Your communications should indicate that you are an InFocus Corporation shareholder. Depending on the subject matter, we will either forward the communication to the Director or Directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the board or any individual Director.

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that Mr. Abouchar, the Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Mr. Abouchar is also independent as prescribed by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

AUDIT COMMITTEE REPORT

The Audit Committee reviews, with our independent registered public accountants and representatives of management, the audited financial statements, the scope and results of audits, the appropriateness of accounting principles used in financial reporting and the adequacy of financial and operating controls. The Audit Committee held eight meetings in 2007, including the meetings to review the quarterly and annual financial statements and press releases with our management and independent registered public accountants prior to release.

Management is responsible for InFocus’ internal controls and the financial reporting process. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The independent registered accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with generally accepted accounting principles. The independent registered accounting firm is also responsible for expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and InFocus’ independent registered public accountants, KPMG LLP, to review the accounting functions, the audited financial statements for the year ended December 31, 2007 and the audit process. The Audit Committee discussed and reviewed with the independent registered public accountants all matters that the independent registered public accountants were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 114, “Communication with those charged with Governance.” Audit Committee members also discussed and reviewed the results of the independent registered public accountants’ audit of the financial statements, matters related to InFocus’ internal control and issues relating to auditor independence. The Audit Committee has obtained a formal written statement relating to independence and discussed with the accountants any relationships that may impact their objectivity and independence.

Based on its review and discussions with management and InFocus’ independent registered public accountants, the Audit Committee recommended to the Board of Directors that the audited Financial Statements be included in InFocus’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the United States Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Mr. Abouchar (Chair)

Mr. Behrendt

Mr. Berkoff

Mr. Hallman

Mr. Ladd

Mr. Marren

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditors for the year ending December 31, 2008. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was the independent registered public accountant for the year ended December 31, 2007.

Fees Paid to KPMG LLP Related to 2007 and 2006

	2007	2006
Audit Fees(1)	$1,125,000	$1,222,173
Audit Related Fees(2)	382,000	14,000
Tax Fees(3)	234,000	223,378

	$1,741,000	$1,459,551

(1)	Represents the audit of the consolidated financial statements, the report on internal control over financial reporting, quarterly reviews and statutory audits of foreign subsidiaries.
(2)	Principally represents the audit of an employee benefit plan in both 2007 and 2006 and work performed related to the strategic alternatives process in 2007.
(3)	Principally represents various forms of tax compliance assistance, both foreign and domestic.

Pre-Approval Policies

All audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accountants, must be pre-approved by the Audit Committee or the Audit Committee Chair. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our strategic alternatives process. KPMG may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions. All of the services disclosed above under “Audit Related Fees” or “Tax Fees” were approved by the Audit Committee pursuant to the pre-approval policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR

THE YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2008, certain information furnished to us with respect to ownership of our common stock of (i) each Director, (ii) the “named executive officers” (as defined under “Executive Compensation”), (iii) all persons known by us to be beneficial owners of more than 5% of our common stock, and (iv) all current executive officers and Directors as a group.

	Common Stock (1)
Shareholder	Number of Shares (2)	Percent of Shares Outstanding
Dimensional Fund Advisors (3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,237,794	7.9%

Renaissance Technologies Corp.(4) 800 Third Avenue New York, NY 10022	3,031,600	7.4%

Credit Suisse (5) Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	2,648,958	6.5%

Wells Fargo & Company (6) 420 Montgomery Street San Francisco, CA 94104	2,378,200	5.8%

Robert G. O’Malley	330,000	*
Robert B. Ladd (7)	311,137	*
Joseph O’Sullivan	263,050	*
Michael R. Hallman	234,133	*
Peter D. Behrendt	216,772	*
Steve Stark	108,850	*
Bernard T. Marren	100,000	*
C. Kyle Ranson	95,000	*
John D. Abouchar	81,000	*
Bruce Berkoff	55,000	*
Roger Rowe	10,500	*
Candace Petersen	5,850	*
Mark H. Perry	—	—
All current executive officers and Directors as a group (10 persons)	1,799,942	4.3%

*	Less than one percent

(1)	Applicable percentage of ownership is based on 40,869,963 shares of common stock outstanding as of March 12, 2008 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 12, 2008 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The beneficial owner has sole voting and investment powers with respect to such shares unless otherwise noted.
(2)	Includes shares of common stock subject to options exercisable within 60 days after March 12, 2008 and shares of restricted stock for which the person has voting rights as follows:

Name	Number of Options	Restricted Shares with Voting Rights
Robert B. Ladd	55,000	—
Michael R. Hallman	159,133	5,000
Peter D. Behrendt	156,015	5,000
Steve Stark	55,350	50,000
Robert G. O’Malley	—	305,000
Joseph O’Sullivan	102,750	80,000
Bernard T. Marren	55,000	5,000
John D. Abouchar	56,000	5,000
Bruce Berkoff	55,000	—
All current executive officers and Directors as a group	694,248	555,000

(3)	Information obtained from Schedule 13G/A dated February 6, 2008 filed by Dimensional Fund Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940.
(4)	Information obtained from Schedule 13G dated February 12, 2008 filed by Renaissance Technologies Corp. (“RTC”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Mr. James Simons, due to his position as control person of RTC, is deemed to be the beneficial owner of all 3,031,600 shares. RTC and Mr. Simons have sole voting and dispositive power with respect to all 3,031,600 shares.
(5)	Information obtained from Schedule 13G dated February 14, 2008 filed by Credit Suisse, a bank as defined in Section 3(a) of the Act and a parent holding company in accordance with Rule 240.13d-1(b)(1)(ii)(G).
(6)	Information obtained from Schedule 13G/A dated January 23, 2008 filed by Wells Fargo & Company (“Wells Fargo”), a Parent Holding Company. One entity, Wells Capital Management Incorporated, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of all of the 2,378,200 shares. Wells Fargo has sole voting power with respect to 1,820,900 of the shares and sole dispositive power with respect to all 2,378,200 shares.
(7)	These shares are held by Laddcap Value Partners LP. Mr. Ladd is deemed the beneficial owner of these shares as he is the Managing Member of Laddcap Value Associates LLC, which serves as General Partner of Laddcap Value Partners LP.

CODE OF ETHICS

We adopted the InFocus Corporation Code of Conduct, which is a code of conduct and ethics that applies to all of our Directors, officers and employees, including our principal executive officer and our principal financial officer. We filed a copy of our Amended and Restated Code of Conduct as exhibit 14 to our Form 8-K filed with the Securities and Exchange Commission on August 8, 2006. You can also access our Code of Conduct on our website at www.infocus.com. We will provide, without charge, a copy of our Code of Conduct upon written request from any shareholder. Written requests should be mailed to the Secretary, InFocus Corporation, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of March 12, 2008, the positions they hold and the year in which they began serving as an executive officer. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company	Officer Since
Robert G. O’Malley	62	Director, President and Chief Executive Officer	2007
Joseph O’Sullivan	51	Senior Vice President and Chief Operating Officer	2004
Lisa K. Prentice	47	Senior Vice President, Finance, Chief Financial Officer and Secretary	2008
Steve Stark	53	Vice President, Engineering	2005

For biographical information on Mr. O’Malley, see “Nominees for Director” above.

Joseph O’Sullivan joined InFocus in September 2004 as Vice President, Global Supply Chain Management and, in mid-2006, Mr. O’Sullivan was appointed Vice President, Global Operations and General Manager Asia Sales. In May 2007, Mr. O’Sullivan became Acting Chief Operating Officer, Vice President Global Operations and General Manager Asia Sales. In November 2007, Mr. O’Sullivan was named Chief Operating Officer. Prior to joining InFocus, Mr. O’Sullivan was a consultant working with Banta Global Turnkey, a global outsourcing company from March 2003 to September 2004. Prior to that, Mr. O’Sullivan held various executive positions at Apple Computer, Inc. from 1988 to 2003 with his final position being Vice President of Asia Operations. Apple Computer designs, manufactures, and markets personal computers and a line of portable digital music players along with related software, services, accessories, and networking solutions.

Lisa K. Prentice joined InFocus on January 17, 2008 as its Senior Vice President, Finance and, on March 7, 2008, was also named as its Corporate Secretary and Treasurer. On March 12, 2008, Ms. Prentice was named Chief Financial Officer. Prior to Joining InFocus, Ms. Prentice served as Chief Financial Officer of PACCESS, a global supply chain solutions provider with primary operations in Asia, since 2001. Prior to PACCESS, Ms. Prentice worked in senior financial management roles at Tektronix, Inc., a provider of test, measurement and monitoring instrumentation, and later at Xerox Corporation, a manufacturer of high-technology document processing products. Ms. Prentice earned a Master’s degree in Business Administration from Portland State University, and a B.S. degree in Business with a concentration in Accounting from the University of Oregon.

Steve Stark joined InFocus in 1992 as a manufacturing engineer and also spent 10 years in our research and development department as a Design Engineer, Projection Display Architect and Engineering Director. In September 2005, Mr. Stark was promoted to Vice President, Engineering. Prior to joining InFocus, Mr. Stark held a variety of design and test engineering leadership positions for 17 years at Tektronix, Inc. Mr. Stark holds a B.S. degree in Electronics Engineering from the University of Portland, has completed continuing programs in Engineering and Technology Management and is the author of several patents in the InFocus technology portfolio.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in the proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Mr. Behrendt (Chair)

Mr. Abouchar

Mr. Berkoff

Mr. Hallman

Mr. Ladd

Mr. Marren

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Under the heading “Summary Compensation Information” below, you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the individuals named in the Summary Compensation Table, whom we refer to as our named executive officers, or NEOs.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Policies

Our general philosophy is to structure executive officer compensation to attract, motivate and retain senior management by providing an opportunity for competitive compensation based on market rates and the Company’s performance. Our compensation philosophy is designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. We compensate our senior management through a mix of base salary and incentive pay. Incentive pay includes annual bonus plans and a mix of short-term and long-term stock-based incentive opportunities. Annual bonus plans are generally designed to reward both company-wide performance and department specific performance by tying payouts to pre-approved operating income goals and departmental financial or measurable operational objectives. In 2007, however, in view of our focus on returning to profitability, payouts were tied only to company-wide operating income goals. Short-term and long-term stock-based incentive opportunities include grants of options to purchase our common stock in the future and grants of restricted stock. It is also the policy of the Compensation Committee of our Board of Directors (the “Compensation Committee”) that, to the extent possible, compensation will be structured so that it meets the “performance-based” criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations. The Compensation Committee has the right to waive pre-established performance criteria in granting awards.

The Compensation Committee has been assigned the responsibility by the Board of Directors for setting compensation for our executives and acts as the plan administrator of our stock-based compensation plans. On an annual basis, the Compensation Committee reviews and evaluates the performance of the Chief Executive Officer (“CEO”) relative to the Board’s approved goals and objectives. Based on this evaluation, the Compensation Committee sets the CEO’s annual compensation including salary, bonus and long-term stock-based compensation. The Compensation Committee also reviews and approves the evaluation process and compensation structure under which compensation is paid or awarded to our other executive officers. The roles and responsibilities of the Compensation Committee are defined in its charter, which is available on our corporate website at www.infocus.com.

Elements and Objectives of our Compensation Program

The elements of our 2007 target overall executive compensation program included: annual base pay, Executive Bonus plan, stock-based compensation and retention plans. The objective of the compensation program was to provide a mix of stable and consistent income (annual base pay) as well as income that has substantial risk and reward opportunities tied to our financial performance (annual Executive Bonus plan and stock-based compensation). In addition, we granted restricted stock awards in order to encourage employee retention during the period in which the Company was engaged in the consideration of strategic alternatives. The vesting of these awards is contingent upon the employee’s continuous employment with the Company. The annual base pay, bonus plans and stock-based incentives with vesting periods of one year represent the short-term elements of our compensation program and are designed to balance the stability of base pay with short-term, at risk bonus elements. Bonus plan payments and a portion of the stock-based compensation are tied to company performance, with potential for considerable increase in total compensation as well as substantial risk of forfeiture.

In contrast, the remaining stock-based compensation plans represent long-term incentive programs, designed to retain high-quality executives and to inspire their continuing efforts to improve corporate financial results and shareholder value. Our philosophy is that key decision-makers whose actions and performance are critical to the long-term success of our company should have a meaningful portion of their total target compensation linked to our success in meeting our long-term performance objectives and increasing shareholder value. The NEOs have more of their total compensation leveraged within the long-term programs than other members of senior management. The Compensation Committee believes the NEOs have more ability to influence our performance and thus should have a higher portion of their total compensation “at risk,” with the potential not only for higher growth opportunities, but also greater risk if performance goals are not met.

The process used in establishing overall target compensation for our NEOs is similar to the process used to establish total target compensation for our entire employee base. Our main data source and tool in setting target compensation for our NEOs is participating in and reviewing the results of Radford’s Compensation Surveys conducted by Radford Associates and evaluating compensation in relation to comparable positions in the target geographic region. In determining appropriate comparable data, we use the survey results that compare compensation data for companies with revenue between $200 million and $1.0 billion, regardless of the industry. We review companies with revenue ranges that are comparable to ours regardless of the industry because we are committed to providing compensation and benefit programs that are competitive both within our industry as well as with other relevant organizations we compete with for qualified employees. Senior management and our human resource department utilize Radford’s Compensation Survey and collaborate to make compensation recommendations to the Compensation Committee. Management analyzes the range of salaries paid by companies nation-wide for each specific comparable executive position, and uses a range of the 50th to 60th percentile as a guideline for assigning total compensation. The Compensation Committee chose to use the 50th to 60th percentile range as the guideline for setting executive compensation because we feel up to a 10% premium to market average supports our goal of attracting qualified senior management and allows for future compensation growth opportunities. In addition to the Radford survey, other factors, such as previous experience, are taken into consideration when determining compensation recommendations. Effective September 29, 2007 we entered into an employment agreement with Mr. O’Malley related to his appointment as Chief Executive Officer. The Board of Directors engaged David Powell, Inc., an executive search firm that specializes in executive recruiting for technology companies, to provide assistance in identifying a new CEO and designing the successful CEO candidate’s compensation package.

Annual Base Salary

Our goal in establishing annual base salary levels is to provide our senior management with a level of assured cash compensation that would normally accompany their professional status and accomplishments. The annual base salary for all our NEOs, and any increases to annual base salary established during the year, was set in accordance with the guidelines discussed above.

Annual Bonus Plans for 2007

Executive Bonus Plan

We believe a significant portion of an executive’s compensation should be variable, or “at risk,” in order to help drive the desired annual financial results. The 2007 Executive Bonus Plan (the “Bonus Plan”) is the vehicle through which this variable pay opportunity was established in 2007. The Compensation Committee annually reviews and approves the financial goals on which the Bonus Plan is based. However, due to our engagement in our strategic alternatives process around that time, the bonus plan for 2007 was not finalized until May 31, 2007. Our financial goal for 2007 was to return the company to operating profitability by the fourth quarter and, in accordance with that directive, the NEOs bonus achievement was linked to this goal. As a result, since the targeted financial goals were focused on the second half of the year only, the targeted bonus percentage was set at 50% of the usual targeted percentage. While our standard practice is to award cash bonuses based upon company and individual/team performance objectives, in view of our focus on operating profitability in 2007, bonuses for our NEOs were based solely upon the company achieving the overall targeted financial objectives by the end of that period. The percentage of compensation “at risk” under this plan is higher for the more senior officers, in recognition of the fact that they have a greater role in influencing the direction and outcome of corporate objectives. The Compensation Committee sets the targets for achieving the bonus at a level that is attainable but still requires significant improvement to the relative operating results. In 2006, no amounts were earned or paid under the Bonus Plan and in 2007 the targets were achieved and the bonuses were earned and paid at 50% as outlined in the plan.

The Bonus Plan contains two separate and distinct components of short-term bonus pay. First, the Bonus Plan provides for quarterly profit sharing bonuses equal to a percentage of each officer’s quarterly salary. The percentage of the quarterly salary to be paid under the profit sharing plan to our NEOs is calculated at the same rate as for other employees in accordance with the currently approved InFocus Corporation Profit Sharing Program. Our Profit Sharing Program provides for a payout of 5% of adjusted net income before tax expense. The profit sharing percentage of 5% of adjusted net income before tax was determined by our Compensation Committee to be an appropriate share of profits to award to employees. The percentage applied to the NEOs quarterly salary is determined by dividing the profit sharing bonus pool (5% of adjusted net income before tax) by total non-officer compensation for the quarter. In 2007, the Compensation Committee determined that the Officers and Directors of the company would not be eligible for profit sharing under our quarterly profit sharing plan and, accordingly, the NEOs did not earn any compensation under this plan related to 2007 financial performance. The financial goals for the fourth quarter were met and all other employees earned profit sharing under this plan.

Second, the Bonus Plan provides for the payment of executive officer bonuses based on achievement of corporate adjusted operating income targets. The Compensation Committee chose adjusted operating income as the financial measure to tie the executive’s incentive bonus to the operations of the business most in their control. The operating income goals are generally approved by the Board of Directors at the beginning of each year based on the operational and financial plan prepared by management. However, due to the strategic alternatives process, the 2007 goals were not approved until May 31, 2007. Infrequent or unusual adjustments such as restructuring charges, asset impairments or one-time gains and losses are excluded from operating income in both establishing targets and measuring results. The 2007 annual operating income goal was set at a level that required significant improvement in our performance relative to 2006.

Generally, the percentage of the target bonus to be paid out is adjusted according to the percentage achievement of the applicable goals and objectives. For the 2007 Bonus Plan, the payout structure was simplified to include 100% payout of the target percentage upon achievement of the adjusted operating income goal. The approved plan provided that no more than 100% of the target bonus would be earned even if more than 100% of the adjusted operating income goal was achieved and nothing would have been paid if the goal was not achieved. Our typical annual bonus plan would provide for more than 100% of the target bonus to be paid if more than 100% of the adjusted operating income target is achieved and for less than the target bonus to be paid if a minimum threshold below 100% (typically 75%) of the adjusted income target is achieved. Any payments to the CEO and the CFO under the Bonus Plan occur following the end of the fiscal year based on the audited annual financial statements. For 2007, neither the CEO nor the Interim CFO participated in the Bonus Plan as neither was employed by us when the plan was approved. Payments to all other officers are typically made semi-annually, based on achieving half-year operating income targets and individual/team objectives. However, as previously stated, there was no plan in effect for the first half of 2007. For the CEO and CFO, 100% of the bonus is dependent on the achievement of the annual adjusted operating income goal. The bonus opportunity for the CEO and CFO is tied 100% to the operating income goals because we believe those two positions have the most influence on the financial success of the company and, therefore, their bonuses should be based entirely on achievement of our financial goals. For other eligible executives and employees, the percent of their bonus that is dependent on achievement of the operating income goals and achievement of the executive’s or employee’s individual/team goals are determined annually.

In a meeting held on May 31, 2007, the Compensation Committee approved the Bonus Plan for 2007. Executive officers who commenced employment as an eligible executive on or before May 29, 2007, and met other conditions, were eligible to participate in the Bonus Plan. Target bonuses for 2007 under the Bonus Plan were 22.5% of annual base salary. Mr. O’Sullivan and Mr. Stark each received a bonus under the Bonus Plan for 2007. See “Summary Compensation Table” below for additional information.

2007 Retention Bonus Plans

In a meeting held on October 27, 2006, the Compensation Committee approved a special Retention Bonus Plan for all employees other than the Chief Executive Officer as a result of publicly announcing earlier in that month that the Board of Directors was conducting a review of the Company’s strategic alternatives. Under the program, all employees, other than officers, were eligible for the basic retention bonus program provided they were employed as of October 31, 2006 and remained employed through April 30, 2007. The officers of the Company did not participate in the basic retention program and instead participated in a separate retention bonus plan that had both time-based and performance-based elements. The purpose of the retention bonus for the non-CEO executives was to provide both an incentive to improve Company performance during the last quarter of 2006 and the first quarter of 2007 as well as a retention tool for the executives to remain part of the management team through April 30, 2007. Payment of the retention bonus was to be made to all executives who were employed by the Company as of October 31, 2006 and who remained employed through April 30, 2007, conditioned upon our achievement of specific financial goals for the fourth quarter of 2006 and the first quarter of 2007. The amount of the retention bonus paid to each executive was to be equal to 8% of annual pay if adjusted operating income goals for the first quarter of 2007 were met. The operating income goals were not met and, accordingly, no amounts were paid to the NEOs under this plan.

On May 31, 2007, also as a result of the strategic alternatives process in which the Company was then engaged, the Compensation Committee authorized the issuance of 809,300 restricted shares to current non-temporary employees under the 1998 Stock Incentive Plan. The restricted shares vest 100% one year from date of grant contingent upon the employee’s continuous employment over that period. The fair market value of our common stock on the date of grant was $2.46 per share. The value of the 809,300 restricted shares was $2.0 million and is being amortized over the one-year vesting period. Of these shares, 35,000 were granted to each of the Acting Chief Operating Officer, our former Chief Financial Officer and one other NEO. Upon the termination of our former Chief Financial Officer, the 35,000 shares granted to him, and the related expense, were canceled.

Stock Option Awards for 2007

Our Stock Incentive Plan provides for the issuance to officers and employees of incentive and non-qualified options to purchase shares of our common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant. In awarding stock options, the Compensation Committee looks at equity compensation practices of other similar companies and considers the position of the individual executive, benchmark data from Watson Wyatt for similar positions, the individual’s annual base pay and his/her ability and opportunity to direct improvements of the Company as a whole.

In consultation with Watson Wyatt, a global compensation consulting firm, in December 2005, we articulated the objectives of our long-term equity incentive program and analyzed the effectiveness of our equity compensation programs in light of those objectives. We view our equity compensation programs as (i) a tool for competitive positioning, retention, and linkage of executive compensation to long-term share price movement, and (ii) a means by which to minimize compensation expense and cash impact to the Company compared to the value delivered to the executive. We determined that, despite the change in accounting treatment, stock options best meet the objectives of our long-term incentive program. We also concluded that a mix of time-based vesting and performance-based vesting was the most effective method for creating the desired results for our long-term equity incentive program.

Each year, the Compensation Committee reviews the total stock pool available for option grants. Executive stock options are approved by the Compensation Committee at an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. The effective date of all option grants to executives is the date the Compensation Committee approves such grants, unless a future date is so designated by the Compensation Committee. We do not have a practice of timing stock option grants to our executives in coordination with the release of nonpublic information. The Compensation Committee’s schedule for meetings is determined in advance in conjunction with our quarterly Board of Directors meetings. These meetings are typically scheduled after our quarterly earnings announcements. The proximity of any awards to other market events is coincidental.

The number of stock options granted is determined using market data and ranges established for each job grade. The stock option guidelines are then reviewed and approved by the Compensation Committee, including stock option grants for officers newly hired. New-hire executive stock option grants have an effective date of the date of Compensation Committee approval of the stock option for the individual executive or the hire date of the executive, whichever is later.

The 2007 stock option grants were approved by the Compensation Committee in a meeting on May 31, 2007 and the Compensation Committee determined the grant date of the options would be May 31, 2007. A total of 200,000 options were granted to our then executive officers, with 75,000 granted to our Acting Chief Operating Officer, 75,000 granted to our former Chief Financial Officer and 50,000 to one other NEO. Each of the options has a term of five (5) years and becomes exercisable as to 25% of the total shares one year from the date of grant and as to an additional 1/48th of the total shares each month thereafter, subject to the executive’s continuous employment following the date of grant. The option agreements pursuant to which awards were granted contain an accelerated vesting provision triggered if the officer involuntarily loses his/her job, or voluntarily resigns due to a significant change in job responsibilities, within 12 months of a change-in-control. Of the 200,000 options granted, 75,000 were forfeited upon the termination of Mr. Roger Rowe, our former Chief Financial Officer.

In addition, an option covering 500,000 shares was granted to our new CEO, Robert O’Malley, upon his appointment in September 2007. This option has a term of seven (7) years and becomes exercisable as to 25% of the total shares one year from the date of grant and as to an additional 1/48th of the total shares each month thereafter, subject to the Mr. O’Malley’s continuous employment following the date of grant.

See the table captioned “Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007” for a detailed summary of the stock options granted to the NEOs during 2007.

Restricted Stock Awards for 2007

Our Stock Incentive Plan provides for the granting of restricted stock to officers, employees and consultants including non-employee board members. Restricted stock grants to executive officers are another form of equity compensation that we use periodically to better align the interests of senior management with the short-term and long-term objectives of our shareholders. On May 31, 2007, the Compensation Committee authorized the grant of a total of 809,300 restricted shares, 105,000 of which were granted to NEOs. Also on May 31, 2007, the Compensation Committee authorized the issuance of a total of 65,000 performance restricted shares, all of which were granted to NEOs. Upon the termination of our former Chief Financial Officer, the 35,000 restricted shares and the 25,000 performance restricted shares that were granted to him and the related expense were cancelled. Vesting of the performance share awards is contingent upon the achievement of our adjusted operating income goals for the fourth quarter of 2007 and the second quarter of 2008, which represent a substantial and continued improvement relative to our 2006 results of operations. If both goals are achieved, each performance share award fully vests on July 31, 2008. If one of the two goals is achieved, each performance share award vests as to 50% of the total shares on July 31, 2008. If neither goal is achieved, the awards do not vest and are cancelled. The adjusted operating income goal for the fourth quarter of 2007 was achieved.

In addition, an award for 300,000 restricted shares was granted to our new CEO, Robert O’Malley, upon his appointment in September 2007. This award will vest as to 25% of the total shares one year from the date of grant and as to as additional 1/48th of the total shares each month thereafter, subject to the Mr. O’Malley’s continuous employment following the date of grant.

In addition to the restricted grants above, we have an Officer and Director Stock Ownership Program designed to increase the level of stock ownership in the company and to foster and promote long-term financial success of the company by attracting and retaining outstanding executive leadership. This program contains a matching provision in which we issue one share of company stock for every two shares of company stock (rounded up to the nearest whole share) purchased by the officer or Director up to a maximum of 5,000 shares each year. The term “purchase” means any acquisition pursuant to the exercise of any stock option awarded under one or more of our stock option or incentive plans, or any open market purchase that has been pre-approved by the Compliance Officer. The purchased shares are referred to as “matched shares.” Each share of restricted stock granted under this program vests at the end of the three-year period commencing on the date the officer or Director makes the qualifying purchase, provided that the participant has maintained continuous service as an elected or appointed officer or Director throughout the three-year period and the participant continues to hold the matched shares. 5,000 shares were issued pursuant to this plan to the NEOs during 2007.

See the table captioned “Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007” for a detailed summary of all restricted stock awarded to the NEOs during 2007.

Stock Option Change-in-Control Agreements

The stock option agreements of all executive officers provide that all options held that were granted prior to December 31, 2005 shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of the occurrence of a change-in-control. Vesting acceleration, if any, of options granted on or after January 1, 2006, is determined by the Compensation Committee in granting each particular option. The stock option agreements for options granted to our executive officers in 2007 contain a “double trigger” accelerated vesting provision that provides for acceleration of vesting if the officer involuntarily loses his/her job, or voluntarily resigns due to significant change in job responsibilities or other “good reason”, within 12 months of a change-in-control. The stock options granted to Mr. O’Malley as part of his employment agreement include the same “double trigger” acceleration of vesting provisions, provided that 25% of the total shares will vest if the conditions are met during his first year of employment, 66% of the total shares will vest if the conditions are met in during his second year of employment and 100% of the total shares will vest if the conditions are met in his third year of employment. In addition, except for the restricted shares granted to Mr. O’Malley as part of his employment agreement, any unvested restricted stock will become fully vested immediately prior to the consummation of a change-in-control. The restricted shares granted to Mr. O’Malley upon joining the Company will fully vest if a change-in-control transaction is completed during the vesting period in which the Company is acquired for a price equal to or above $4.00 per share.

Executive Severance Pay Plan

We believe that companies should provide reasonable severance benefits to employees. With respect to NEOs, these severance benefits should reflect the fact that it may be difficult for an NEO to find comparable employment within a short period of time. Our goal is to offer severance benefits for our NEOs that are competitive with those offered at other companies in our industry and of our size. The Executive Severance Pay Plan (the “Executive Plan”) provides for the payment of severance benefits to persons currently serving as executives of InFocus. Under the Executive Plan, covered executives are entitled to receive severance benefits in the event their employment is terminated without cause. In addition, a covered executive is entitled to severance benefits in the event the executive terminates his/her employment for “good reason” within 18 months after a “change-in-control.” “Good reason” is defined as one of the following occurrences: (i) substantial alteration of the executive’s duties or responsibilities; (ii) material reduction of the executive’s pay or benefits; (iii) relocation of the executive’s place of employment by more than 35 miles; or (iv) failure to pay the executive’s compensation within 10 days of the date it is due.

For all NEOs the amount of severance payable under the Executive Plan is 12 months of salary continuation. In addition to salary continuation, the executives receive a lump sum payment covering the cost of continuing the executive’s health insurance during the period of salary continuation, as well as outplacement services for the salary continuation period. The amount of severance pay is subject to reduction in the event any portion of the payment would be subject to the excise tax imposed pursuant to Rule 280(g) promulgated under the Internal Revenue Code.

In order to receive severance under the Executive Plan, covered executives must sign a release of any claims against the Company. In addition, severance payments may be immediately terminated in the event the executive discloses any of our confidential information or violates certain non-competition provisions. There is a six-month delay in the commencement of payment of benefits to any executive who is a “specified employee” as that term is used in Section 409A of the Internal Revenue Code.

Perquisites and Other Benefits

Annually, we review any perquisites that senior management receives. The primary perquisites for executive level positions are reimbursements of certain expenses (e.g. tax preparation, annual physicals). We believe that access to tax preparation assistance helps maximize the net financial reward to the NEO of the compensation they receive from our company. The amounts related to tax preparation and annual physicals were de minimis in 2007. In addition, to the extent we have executives who are on assignment in a country other than their home country, they are provided housing and other benefits similar to those typically allotted to an expatriate. In the case of Mr. O’Sullivan, who is currently located in our Singapore office, he receives a monthly allowance to be used for housing, living and transportation expenses. In 2007, Mr. O’Sullivan received allowances of $80,042 for housing and living expenses and $28,583 for transportation expenses. Mr. Perry, our former Interim Chief Financial officer received reimbursement for weekly air travel between his principal residence in Denver, Colorado and Portland, Oregon of $13,906, lodging while working at our principal offices in Wilsonville, Oregon of $17,959, automobile transportation expenses of $11,399, and a per diem amount of $45 for each day Mr. Perry worked outside Denver, Colorado.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) current Principal Executive Officer (“PEO”); (ii) our former Principal Executive Officer; (iii) our Principal Financial Officer (“PFO”) as of the end of the last completed fiscal year; (iv) our former Principal Financial Officer (v) two additional highly compensated executive officers, other than our PEO and PFO, who were serving as executive officers at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (vi) one additional individual for whom disclosure would have been provided except for the fact that she was not serving as an executive officer as of the end of the last completed fiscal year (herein referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Robert G. O’Malley(3)	2007	$91,154	$85,000	$32,626	$25,710	$—	$22,780	$257,270
President and CEO	2006	—	—	—	—	—	—	—
Mark H. Perry(4)	2007	185,539	—	—	—	—	49,939	235,478
Interim Chief Financial Officer	2006	—	—	—	—	—	—	—
Joseph O’Sullivan(5)	2007	297,298	—	208,979	49,289	66,892	108,625	731,083
Vice President of Global Operations, General Manager Asia Sales and Acting COO	2006	245,533	—	31,964	34,490	—	83,319	395,306
Steve Stark(5)	2007	226,731	—	68,836	27,252	54,000	7,670	384,489
Vice President, Engineering	2006	210,000	—	—	22,129	—	8,905	241,034
C. Kyle Ranson(6)	2007	205,962	—	10,097	46,058	—	1,078,828	1,340,945
Former Director, President and CEO	2006	525,000	—	81,758	124,436	—	8,457	739,651
Roger Rowe(7)	2007	136,000	60,000	—	25,091	—	7,023	228,114
Former Vice President, Finance, CFO and Secretary	2006	260,000	—	31,634	30,662	—	8,877	331,173
Candace Petersen(8)	2007	26,654	—	—	3,119	—	204,537	234,310
Former Vice President and General Manager, TUN	2006	203,942	—	702	14,302	—	8,635	227,581

(1)

Represents the value of stock compensation expense recognized in our 2007 financial statements for restricted stock and stock options in accordance with SFAS No. 123R. See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2007 for the valuation assumptions and other information related to our stock and option awards during 2007.

(2)	All Other Compensation in 2007 included the following:

Name	Insurance Premiums	401(k) Match	Foreign Service Assignment Compensation	Tax Gross-Ups	Severance	Perks(9)	Relocation	Total
Robert G. O’Malley	$1,040	$444	$—	$6,096	$—	$—	$15,200	$22,780
Mark H. Perry	—	—	—	—	—	49,939	—	49,939
Joseph O’Sullivan	—	—	108,625	—	—	—	—	108,625
Steve Stark	1,670	6,000	—	—	—	—	—	7,670
C. Kyle Ranson	1,012	6,000	—	—	1,071,816	—	—	1,078,828
Roger Rowe	1,023	6,000	—	—	—	—	—	7,023
Candace Petersen	348	1,333	—	—	202,856	—	—	204,537

(3)	Mr. O’Malley’s employment with InFocus began October 1, 2007. Mr. O’Malley’s bonus represents a signing bonus upon joining InFocus.
(4)	Mr. Perry’s employment with InFocus began on June 29, 2007 and terminated on March 18, 2008 upon the hiring of a permanent CFO and filing of the 2007 Form 10-K.
(5)	Mr. O’Sullivan’s and Mr. Stark’s bonus was paid pursuant to the 2007 Executive Bonus Plan.
(6)	Mr. Ranson’s employment with InFocus terminated on May 15, 2007.
(7)

Mr. Rowe’s employment with InFocus terminated on July 2, 2007. Mr. Rowe’s bonus was in consideration of transition services he provided in connection with his departure and the integration of a new interim chief financial officer.

(8)	Ms. Petersen’s employment with InFocus terminated on February 7, 2007.
(9)

Mr. Perry received $40,020 for reimbursement of expenses for air travel, lodging, car rental, and a daily per diem related to his travel from his principle residence to our corporate offices in Wilsonville, Oregon.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert G.	09/29/07	$—	$—		$—	—	—	—		300,000	(1)	—		$—	$510,000
O’Malley	09/29/07	—	—		—	—	—	—		—		500,000	(1)	1.70	403,900
	11/07/07	—	—		—	—	—	—		5,000	(8)	—		—	8,750
Mark H.	—	—	—		—	—	—	—		—		—		—	—
Perry
Joseph	05/31/07	—	66,892		—	—	—	—		—		—		—	—
O’Sullivan	05/31/07	—	—		—	—	—	—		35,000	(2)	—		—	86,100
	05/31/07	—	—		—	—	—	—		7,500	(5)	—		—	18,450
	05/31/07	—	—		—	12,500	25,000	25,000	(3)	—		—		—	61,500
	05/31/07	—	—		—	—	—	—		—		75,000	(4)	2.46	89,153
	06/01/07	—	—		—	—	—	—		7,500	(5)	—		—	18,375
	07/01/07	—	—		—	—	—	—		7,500	(5)	—		—	16,725
	08/01/07	—	—		—	—	—	—		7,500	(5)	—		—	16,275
	09/01/07	—	—		—	—	—	—		7,500	(5)	—		—	13,200
	10/01/07	—	—		—	—	—	—		7,500	(5)	—		—	12,825
Steve Stark	05/31/07	—	54,000		—	—	—	—		—		—		—	—
	05/31/07	—	—		—	—	—	—		35,000	(2)	—		—	86,100
	05/31/07	—	—		—	7,500	15,000	15,000	(3)	—		—		—	36,900
	05/31/07	—	—		—	—	—	—		—		50,000	(4)	2.46	59,435
C. Kyle	—	—	—		—	—	—	—		—		—		—	—
Ranson
Roger	05/31/07	—	—	(7)	—	—	—	—		—		—		—	—
Rowe(6)	05/31/07	—	—		—	—	—	—		35,000	(2)	—		—	86,100
	05/31/07	—	—		—	12,500	25,000	25,000	(3)	—		—		—	61,500
	05/31/07	—	—		—	—	—	—		—		75,000	(4)	2.46	89,153
Candace Petersen	—	—	—		—	—	—	—		—		—		—	—

(1)

This award vests as to 25% of the shares covered on the first anniversary of the grant date with the remainder of the covered shares vesting in equal monthly installments over the following 48 months. This option award expires seven years after the grant date.

(2)	This award vests as to 100% of the shares on the first anniversary of the grant date.
(3)

The vesting of this performance restricted share award is contingent upon the achievement of operating income goals for the fourth quarter of 2007 and the second quarter of 2008. At the end of the performance period, if the performance targets are met, each performance share will fully vest on July 31, 2008. If one of the two specified performance goals is achieved, each performance share will vest as to 50% of the total shares on July 31, 2008. If neither performance goal is achieved, the shares will be cancelled. The performance goal for the fourth quarter of 2007 was achieved, and, therefore, a minimum of 50% of the total shares will vest on July 31, 2008.

(4)

This option award vests as to 25% of the total shares on the first anniversary of the grant date and  1/48th per month thereafter over the remaining three years. This option award expires five years after the grant date.

(5)	Mr. O’Sullivan received a stock grant of 7,500 shares per month during his service as Acting Chief Operating Officer. The stock grants were fully vested upon grant.
(6)	Mr. Rowe’s restricted stock and option grants terminated on July 2, 2007 in connection with the termination of his employment.
(7)	Mr. Rowe’s employment terminated July 2, 2007 and, accordingly, he did not earn any amounts pursuant to this bonus plan.
(8)

This award was granted pursuant to our Officer and Director Stock Ownership Program and vests fully at the end of the three-year period commencing on the date the officer or Director makes the qualifying purchase, provided that the participant has maintained continuous service as an elected or appointed officer or Director throughout the three-year period and the participant continues to hold the matched shares.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Robert G. O’Malley	—	500,000	(1)	$1.70	09/29/14	—		$—
	—	—		—	—	300,000	(1)	546,000
	—	—		—	—	5,000	(2)	9,100
Mark H. Perry	—	—		—	—	—		—
Joseph O’Sullivan	—	75,000	(3)	2.46	05/31/12	—		—
	30,000	—		6.90	10/27/09	—		—
	30,000	—		6.53	02/17/10	—		—
	16,146	8,854	(4)	3.50	05/03/10	—		—
	20,250	9,750	(5)	3.95	01/03/11	—		—
	—	—		—	—	5,000	(6)	9,100
	—	—		—	—	22,500	(7)	40,950
	—	—		—	—	35,000	(8)	63,700
	—	—		—	—	25,000	(9)	45,500
Steve Stark	—	50,000	(3)	2.46	05/31/12	—		—
	2,000	—		6.31	07/16/08	—		—
	2,625	—		4.31	10/14/08	—		—
	187	—		8.44	03/26/09	—		—
	900	—		19.56	07/16/09	—		—
	8,438	6,562	(4)	3.50	09/13/10	—		—
	13,500	6,500	(5)	3.95	01/03/11	—		—
	2,000	—		5.44	05/23/08	—		—
	1,250	—		17.28	02/25/12	—		—
	500	—		21.06	02/24/11	—		—
	3,000	—		21.81	01/24/11	—		—
	1,200	—		42.00	10/18/10	—		—
	1,500	—		16.12	07/18/11	—		—
	2,000	—		18.51	01/24/12	—		—
	2,000	—		12.88	04/19/12	—		—
	3,000	—		5.44	05/23/08	—		—
	2,000	—		8.28	07/27/09	—		—
	4,500	—		6.48	12/07/09	—		—
	1,000	—		28.00	02/25/10	—		—
	—	—		—	—	35,000	(8)	63,700
	—	—		—	—	15,000	(9)	27,300
C. Kyle Ranson(10)	—	—		—	—	—		—
Roger Rowe(10)	—	—		—	—	—		—
Candace Petersen(10)	—	—		—	—	—		—

(1)

This award vests as to 25% of the shares covered on the first anniversary of the grant date and  1/48th per month thereafter over the remaining three years, with full vesting occurring on September 29, 2011.

(2)

This award was granted pursuant to our Officer and Director Stock Ownership Program and vests fully at the end of the three-year period commencing on the date the officer or Director makes the qualifying purchase, provided that the participant has maintained continuous service as an elected or appointed officer or Director throughout the three-year period and the participant continues to hold the matched shares.

(3)

This option award vests as to 25% of the total shares on the first anniversary of the grant date and  1/48th per month thereafter over the remaining three years, with full vesting occurring on May 31, 2011.

(4)	This option vests as to 2.08% of the total shares covered by this grant per month with full vesting occurring on September 13, 2009.
(5)

This option vested as to 40% of the total shares covered on January 3, 2007 and then as to 2.5% of the total shares covered at the end of each following month, with full vesting occurring on January 3, 2009.

(6)	This award vests in full on June 24, 2008.
(7)	This award vests as to 1/3rd of the total on each of February 3, 2008, 2009 and 2010.
(8)	This award vests in full on May 31, 2008.
(9)

The vesting of this performance restricted share award is contingent upon the achievement of operating income goals for the fourth quarter of 2007 and the second quarter of 2008. At the end of the performance period, if the performance targets are met, each performance share will fully vest on July 31, 2008. If one of the two specified performance goals is achieved, each performance share will vest as to 50% of the total shares on July 31, 2008. If neither performance goal is achieved, the shares will be cancelled. The performance goal for the fourth quarter of 2007 was achieved, and, therefore, a minimum of 50% of the total shares will vest on July 31, 2008.

(10)	All of Messrs. Ranson and Rowe’s and Ms. Petersen’s grants terminated prior to December 31, 2007 following termination of their employment.

Option Exercises and Stock Vested for the Year Ended December 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert G. O’Malley	—	—	—	$—
Mark H. Perry	—	—	—	—
Joseph O’Sullivan	—	—	52,500	116,025
Steve Stark	—	—	—	—
C. Kyle Ranson	—	—	12,500	31,000
Roger Rowe	—	—	6,250	16,813
Candace Petersen	—	—	—	—

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

The Executive Plan governs payments to executives in the event of termination without cause or in connection with a change-in-control. Under the Executive Plan, all NEOs receive the amount of severance equivalent to 12 months of salary continuation. In addition to salary continuation, the executives receive a lump sum payment covering the cost of continuing the executive’s health insurance during the period of salary continuation as well as outplacement services.

The stock option agreements of all executive officers provide that all options held that were granted before December 31, 2005 shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of a change-in-control. Vesting acceleration, if any, of options granted on or after January 1, 2006, is determined by the Compensation Committee in granting each particular option. The stock option agreements for options granted to our executive officers in 2007 contain a “double trigger” accelerated vesting provision that provides for acceleration of vesting if the officer involuntarily loses his/her job, or voluntarily resigns due to significant change in job responsibilities or other “good reason” within 12 months of a change-in-control. The stock options granted to Mr. O’Malley as part of his employment agreement include the same “double trigger” acceleration of vesting provisions, provided that 25% of the total shares will vest if the conditions are met during his first year of employment, 66% of the total shares will vest if the conditions are met in during his second year of employment and 100% of the total shares will vest if the conditions are met in his third year of employment. In addition, except for the restricted shares granted to Mr. O’Malley as part of his employment agreement, any unvested restricted stock will become fully vested immediately prior to the consummation of a change-in-control. The restricted shares granted to Mr. O’Malley upon joining the Company will fully vest if a change-in-control transaction is completed during the vesting period in which the Company is acquired for a price equal to or above $4.00 per share.

The following table provides quantitative disclosure of payouts to NEOs assuming a change-in-control and associated triggering events occurred on December 31, 2007 and the price per share of our common stock is the closing market price on that date.

Name	Severance Payments	Severance Related Benefits	Market Value of Stock Awards	Intrinsic Value of Stock Options that Would Vest(1)	Non-Equity Incentive Plan Awards	Total
Robert G. O’Malley	$395,000	$25,036	$555,100	$15,000	$—	$990,136
Mark H. Perry	—	—	—	—	—	—
Joseph O’Sullivan	308,070	29,869	159,250	—	66,892	564,081
Steve Stark	240,000	29,869	91,000	—	54,000	414,869
C. Kyle Ranson	—	—	—	—	—	—
Roger Rowe	—	—	—	—	—	—
Candace Petersen	—	—	—	—	—	—

(1)

Except for certain of Mr. O’Malley’s outstanding options, all options outstanding at December 31, 2007 had an exercise price that was greater than the fair market value of our common stock on December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the Compensation Committee of our Board of Directors was composed of:

•	Mr. Behrendt (Committee Chair);

•	Mr. Hallman;

•	Mr. Jacobsen, until his retirement from the Board of Directors in July 2007;

•	Mr. McDougall, until his retirement from the Board of Directors in July 2007;

•	Mr. Abouchar beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Marren beginning contemporaneously with his appointment to the Board of Directors on April 17, 2007;

•	Mr. Berkoff beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007; and

•	Mr. Ladd beginning contemporaneously with his appointment to the Board of Directors on June 6, 2007.

All members of the Compensation Committee are non-employee, outside Directors. Although Mr. Ranson, our Former President and Chief Executive Officer, and Mr. O’Malley, our President and Chief Executive Officer, both served on our Board of Directors in 2007 while also an employee and participated in compensation discussions, they did not participate in any deliberations or decisions regarding their own compensation. None of our executive officers served as a director or a member of a compensation committee of any other company for which any of our Directors serves as an executive officer.

TRANSACTIONS WITH RELATED PERSONS

It is our policy, as set forth in our Code of Conduct and our Audit Committee Charter, that officers and Directors disclose and obtain advance approval from the Audit Committee for any situation involving a transaction with the Company where an officer or Director could potentially have a personal interest, including any transaction that would require disclosure under Item 404 of Regulation S-K. Directors must also excuse themselves from participation in any decision in which a personal interest may be involved. There were no such transactions disclosed to, or reviewed by, the Audit Committee during 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our Directors and executive officers and persons who own more than ten percent of the outstanding shares of our common stock (“ten percent shareholders”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our Directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 2007, our officers, Directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be included in our Proxy Statement for our Annual Meeting must be received by us at our principal executive office no later than 120 days prior to the anniversary of the mailing of the prior years’ proxy materials. Further, to be considered timely, proposals by shareholders intended to be presented at our Annual Meeting must generally be received by us at our principal executive office no later than 60 calendar days and no earlier than 90 calendar days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, proposals by shareholders intended to be included in our Proxy Statement for our 2009 Annual Meeting must be received by us no later than December 5, 2008 and proposals by shareholders intended to be presented at our 2009 Annual Meeting must be received by us no later than March 15, 2009 and no earlier than February 13, 2009, provided, however, that we may change these dates in the event we change the date of our 2009 Annual Meeting to a date more than 30 days from the date of our 2008 Annual Meeting, in which case shareholder proposals must be received no later than the close of business on the 10th calendar day following the date public disclosure of the meeting date was made.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters do properly come before the meeting. Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Please act promptly to insure that you will be represented at this important meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Shareholders, a copy of our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission for our fiscal year ended December 31, 2007. Written requests should be mailed to the Secretary, InFocus Corporation, 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070.

By Order of the Board of Directors:

LISA K. PRENTICE
Senior Vice President Finance,
Chief Financial Officer and Secretary

Dated: April 4, 2008

INFOCUS CORPORATION

Proxy for Annual Meeting of Shareholders to be Held on May 14, 2008

The undersigned hereby names, constitutes and appoints Robert G. O’Malley and Lisa K. Prentice, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of InFocus Corporation (the “Company”) to be held at 1:00 p.m. on Wednesday, May 14, 2008, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 12, 2008, with all the powers that the undersigned would possess if he were personally present.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS BELOW, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.	PROPOSAL 1 - Election of Directors	☐ FOR all nominees listed below

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

John D. Abouchar	Peter D. Behrendt	Michael R. Hallman

Robert B. Ladd	Bernard T. Marren	Robert G. O’Malley

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF

THE NOMINEES NAMED ABOVE.

2.	PROPOSAL 2 - To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008.

FOR PROPOSAL 2 ☐	AGAINST PROPOSAL 2 ☐	ABSTAIN ON PROPOSAL 2 ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL OF PROPOSAL 2

3.	Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

Signature(s)	Dated , 2008

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

I do (    ) do not (    ) plan to attend the meeting. (Please check)

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 27500 S.W. Parkway Avenue, Wilsonville, Oregon 97070, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/infs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	O R	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	O R	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at: http://www.infocus.com

You can now access your InFocus Corporation account online.

Access your InFocus Corporation shareholder account online via Investor ServiceDirectSM (ISD)

Mellon Investor Services LLC, Transfer Agent for InFocus Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

April 4, 2008

United States Securities and

Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re:	InFocus Corporation
Filing of Definitive Proxy Materials

To Whom it May Concern:

The following definitive proxy materials are being filed electronically via EDGAR for InFocus Corporation:

1.	The definitive proxy statement and form of proxy;

2.	The proxy statement cover sheet; and

3.	The proxy card.

The 2007 Annual Report will be filed, for informational purposes only, in paper format since no parts of such Annual Report will be incorporated by reference into the Definitive Proxy Soliciting materials.

Thank you for your assistance.

Sincerely,

/s/Lisa K. Prentice
Lisa K. Prentice
Senior Vice President, Finance and Chief Financial Officer
InFocus Corporation